 Exhibit 99.1

Contact:	Media Relations Carissa Ramirez 212 762 6834	Investor Relations Suzanne Charnas 212 761 3043
For Immediate Release

Morgan Stanley Continues to Add Financial Services Experience to Board with Election of New Director
James H. Hance Jr. to Join Board in July

NEW YORK, June 22, 2009 – Morgan Stanley (NYSE:MS) announced today that James H. Hance, Jr. has been elected to the company’s Board of Directors, effective July 1. This will bring the total size of the Board to 13 members.

Mr. Hance, 64, is a Senior Advisor at The Carlyle Group and was formerly Chairman of Carlyle Capital Corp. Previously, Mr. Hance was with Bank of America and its predecessor companies for 18 years as a Vice Chairman and Chief Financial Officer and a member of the board.  He was also a Partner at Price Waterhouse in the 1980s.

John J. Mack, Chairman and Chief Executive Officer of Morgan Stanley said, “We continue to add deep financial services experience to our Board, which is critically important as we navigate a new financial landscape. Jim brings a wealth of finance, management and commercial banking expertise to our Board. He will be a great asset to our franchise.”

Laura D’Andrea Tyson, Chair of the Board’s Nominating and Governance Committee, said, “We are very pleased to welcome Mr. Hance to our Board. We look forward to the benefit of his counsel and experience and plan on working closely with him as we focus on enhancing Morgan Stanley’s position as a worldwide leader in finance.”

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 600 offices in 36 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

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Note for editors:

JAMES H. HANCE, JR. (64)

PROFESSIONAL EXPERIENCE
●	Carlyle Group (2005 to Present)
o    Senior Advisor (2008)
o    Senior Advisor & Chairman, Carlyle Capital Corporation Ltd. (2007)
o    Senior Advisor, Financial Services
●	Bank of America Corporation and predecessor companies (1987 - 2005)
o    Vice Chairman
o    CFO
o    EVP & Chief Administrative Officer
●	Consolidated Coin Caterers Corporation (1985 - 1986)
o    Chairman & Co-Owner
●	Price Waterhouse LLP (1968 - 1986)
o    Partner (1979)
o    Various Roles

CURRENT BOARD AFFILIATIONS
●	Cousins Properties, Inc. (2005 to Present) (Audit and Compensation committees)
●	Duke Energy Corporation (2005 to Present) (Compensation and Finance and Risk Management committees)
●	Rayonier, Inc. (2004 to Present) (Audit and Finance committees)
●	Sprint Nextel Corporation (2005 to Present) (Audit, Executive and Finance committees)

FORMER BOARD AFFILIATIONS
●	Bank of America Corporation (1999 to 2005)
●	Caraustar Industries, Inc. (until 2003)
●	EnPro Industries, Inc. (until 2007)
●	Family Dollar Stores, Inc. (until 2002)
●	Lance, Inc. (until 2003)
●	NationsBank Corporation (1993 to 1998)
●	Summit Properties, Inc. (1994 to 2005)

EDUCATION
●	Washington University in St. Louis, M.B.A., 1968
●	Westminster College, B.A., 1966